SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549



                                    Schedule 13G/A



                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 3)



                                 NAVARRE CORPORATION

                                    Common Stock

                            (Title of Class of Securities)


                                      639208107

                                   (CUSIP Number)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          CUSIP NO.  639208107                    13G/A

          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Charles E. Cheney

          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)

                                                  (b) X

          3    SEC USE ONLY

          4    CITIZENSHIP OR PLACE OF ORGANIZATION

               USA

          NUMBER OF                5    SOLE VOTING POWER
          SHARES                        716,730 shares
          BENEFICIALLY
          OWNED BY                 6    SHARED VOTING POWER
          EACH                          N/A
          REPORTING
          PERSON                   7    SOLE DISPOSITIVE POWER
          WITH                          716,730

                                   8    SHARED DISPOSITIVE POWER
                                        N/A

          9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               716,730

          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*

               N/A

          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               10.6%

          12   TYPE OF REPORTING PERSON*

               IN

          Item 1.

          (a)  Name of Issuer:

               Navarre Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               7400 - 49th Avenue North
               New Hope, MN  55428

          Item 2.

          (a)  Name of Person Filing:

               Charles E. Cheney

          (b)  Address of Principal Business Office or, if none, Residence:

               7400 - 49th Avenue North
               New Hope, MN  55428

          (c)  Citizenship:

               USA

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               639208107

          Item 3. If this statement is filed pursuant to Rule 13-d-1(b), or 13d-2 (b, check whether the person filing is a:

               (a) Broker or Dealer registered under Section 15 of the Act

               (b)       Bank as defined in Section 3(a)(6) of the Act

               (c) Insurance Co. as defined in Section 3(a)(19) of the Act

               (d) Investment Co. registered under Section 8 of the Investment Company Act

               (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

               (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

               (g)       Parent Holding Co., in accordance with
                         240.13d-1(b)(ii)(H)

                         N/A

          Item 4.        Ownership

               (a)       Amount Beneficially Owned:

                         716,730

               (b)       Percent of Class:

                         10.6%

               (c)

                         Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote

                                716,730

                         (ii)   Shared power to vote or to direct the vote:

                                None

                         (iii)  Sole power to dispose or to direct
                                the disposition of:

                                716,730

                         (iv)   Shared power to dispose or to direct
                                the disposition of:

                                None

          Item 5.        Ownership of Five Percent or Less of a Class

                         Not Applicable

          Item 6.        Ownership of More Than Five Percent on Behalf of
                         Another Person

                         Not Applicable

          Item 7.        Identification and Classification of the
                         Subsidiary Which Acquired the Security Being
                         Reported on by the Parent Holding Company

                         Not Applicable

          Item 8. Identification and Classification of Members of the Group

                         Not Applicable

          Item 9.        Notice of Dissolution of Group

                         Not Applicable

          Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     DATE:  February 12, 1997


                                     SIGNATURE:  /S/ Charles E. Cheney